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December 08, 1999
FOR IMMEDIATE RELEASE



Keystone Financial announces settlement in Devon litigation

HARRISBURG, PA--Keystone Financial, Inc., (NASDAQ:KSTN) today announced an agreement in principle under which it will pay approximately $30 million to a group of 43 school districts and local governments to settle a class-action suit they filed against Mid-State Bank in Altoona, a Keystone subsidiary now part of Keystone Financial Bank, N.A. The settlement is subject to the consent of Keystone's insurance carrier, the parties signing a formal written agreement and to the approval of Blair County Judge Hiram A.
Carpenter III.

The settlement does not resolve four other pending lawsuits filed by a total of seven school districts that did not join in the class-action litigation. Active discussions on this matter are continuing. Keystone has offered to settle with these plaintiffs on the same basis as the class action settlement and has reserved approximately $21 million for such claims.

The class-action plaintiffs filed the civil suit in 1997 in the Blair County Court of Common Pleas to recover investment losses. They claimed that the bank should have known that the school districts'investment advisor, Devon Capital Management, had allegedly mishandled the investment of school district funds. Mid-State Bank provided custodial services to Devon Capital Management. Devon's principal, John Gardner Black, has been indicted, pleaded innocent and is awaiting trial in federal court on 134 counts including alleged fraud.

Keystone Chairman and CEO Carl L. Campbell said that the bank was just as much a victim as the school districts. "This is a unique situation involving a single customer," Campbell said. "Mr. Black and his companies created a complex situation. The bank and the school districts wound up pitted against each other in sorting it out."

Keystone Financial--Devon
Page two

Campbell added, "We reached this decision because of the uncertainties of litigation not to mention the time, cost and distraction associated with such cases. We were concerned that this case could have taken our attention away from serving our customers. We believe settling in this way is the most responsible action for all parties involved--for the school districts and local governments, our shareholders, our customers and our associates. This allows us to move forward."

Campbell said the costs associated with resolving this litigation would not have a detrimental effect on the company's financial stability. An undetermined portion of the payment may be recovered under claims filed with Keystone's insurance carrier.

Keystone  Financial,  Inc.,  with assets of  approximately  $7  billion,  is the
fourth-largest   financial  institution   headquartered  in  Pennsylvania.   Its
subsidiary, Keystone Financial Bank, N.A., serves customers in Pennsylvania, Maryland, and West Virginia.